Exhibit 21
Subsidiaries of the Registrant


The registrant has only a single subsidiary which is an operating Ohio commercial banking corporation.

         Subsidiary                                       Percentage Owned
    --------------------------------------------------------------------------
         The Killbank Savings Bank Company                100%
         165 N. Main Street
         Killbuck, OH   44637



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